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                                                                     EXHIBIT 3.6

                 AMENDED AND RESTATED BYLAWS OF BIOMET, INC.

                       (AS AMENDED DECEMBER 13, 1997)

ARTICLE I

RECORDS PERTAINING TO SHARE OWNERSHIP

     SECTION 1. RECOGNITION OF SHAREHOLDERS. Biomet, Inc. (the "Corporation") is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person's equitable or other claim to, or interest in, those shares.

     SECTION 2. TRANSFER OF SHARES. Shares are transferable only on the books of the Corporation subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. Shares may be so transferred upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (a) reasonable assurance that those endorsements are genuine and effective, and (b) a request to register the transfer. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the "Act") and Article 8 of the Indiana Uniform Commercial Code.

     SECTION 3. CERTIFICATES. Each shareholder is entitled to a certificate signed (manually or in facsimile) by the President and Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary, setting forth
(a) the name of the Corporation and that it was organized under Indiana law,
(b) the name of the person to whom issued, and (c) the number and class of shares represented. The Board of Directors shall prescribe the form of the certificate.

     SECTION 4. LOST OR DESTROYED CERTIFICATES. A new certificate may be issued to replace a lost of destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.


ARTICLE II

MEETINGS OF THE SHAREHOLDERS

     SECTION 1. ANNUAL MEETING. Annual meetings of the shareholders shall be held on the first Friday in September of each year, or on such other date as may be designated by the Board of Directors.

     SECTION 2. SPECIAL MEETINGS. Special meetings of the shareholders may be called by the President and Chief Executive Officer or by the Board of Directors. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special meeting of the shareholders describing the purposes of that meeting and signed and dated by the holders of at least 90% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.



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     SECTION 3.  NOTICE OF MEETINGS.  The Corporation shall deliver or mail written notice stating the date, time and place of any shareholders' meeting and, in the case of a special shareholders' meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation and at least 10, but no more than 60, days before the date of the meeting.

     SECTION 4. WAIVER OF NOTICE. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder's attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

     SECTION 5. RECORD DATE. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote, or to take any other action. A record date may not exceed 70 days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a record date, the record date shall be the 10th day prior to the date of the meeting or other action.

     SECTION 6. VOTING BY PROXY. A shareholder may appoint a proxy to vote or otherwise act for the shareholder pursuant to a written appointment form executed by the shareholder or the shareholder's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form.

     SECTION 7. VOTING LISTS. After a record date for a shareholders' meeting has been fixed, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder's agent or attorney authorized in writing, at any time during regular business hours, beginning 5 business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder's agent or attorney authorized in writing, at the meeting and any adjournment thereof. Failure to prepare or make available a voting list with respect to any shareholder's meeting shall not affect the validity of any action taken at such meeting.

     SECTION 8. QUORUM; APPROVAL. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter at the meeting constitutes a quorum. If a quorum is present when a vote is taken, action on a matter is approved if the votes cast in favor of the action exceed the votes cast in opposition to the action, unless a greater number is required by law, the Articles of Incorporation or these Bylaws.

     SECTION 9. ACTION BY CONSENT. Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes. If not otherwise determined pursuant to Section 5 of this Article II, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent to such action.



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     SECTION 10.  PRESENCE.  Any or all shareholders may participate in any annual or special shareholders' meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder so participating is deemed to be present in person at the meeting.

ARTICLE III

BOARD OF DIRECTORS

     SECTION 1. POWERS AND DUTIES. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

     SECTION 2. NUMBER AND TERMS OF OFFICE; QUALIFICATIONS. The Board of Directors shall have not less than 10 nor more than 14 persons, as may from time to time be determined by resolution adopted by the Board of Directors.
The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible. Directors shall be elected to all classes at the annual meeting of the shareholders of the Corporation to be held in 1989. One class of directors so elected shall hold office until the annual meeting of the shareholders to be held in 1990, another class so elected shall hold office until the annual meeting of the shareholders to be held in 1991, and another class so elected shall hold office until the annual meeting of the shareholders to be held in 1992, and in each case the directors shall hold office until their successors are duly elected and qualified or until death, resignation, or removal in accordance with the Articles of Incorporation or these Bylaws. Directors elected at each annual (or special in lieu of the annual) meeting after 1989 shall serve for a term of three years and until their successors are elected and qualified or until death, resignation, or removal in accordance with the Articles of Incorporation or these Bylaws. A person need not be a shareholder or an Indiana resident to qualify to be a director.

     SECTION 3. REMOVAL. Any director may be removed with or without cause by action of the holders of at least 75% of all the votes entitled to be cast thereon at any meeting the notice of which states that one of the purposes of the meeting is removal of the director.

     SECTION 4. VACANCIES. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the next annual meeting of the shareholders and until a successor is elected and qualified.

     SECTION 5. ANNUAL MEETINGS. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be brought before the meeting. Notice is not necessary for any annual meeting.

     SECTION 6. REGULAR AND SPECIAL MEETINGS. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time and place of those meetings. Notice is not necessary for any regular meeting. Special meetings of the Board of Directors may be held upon the call of the President and Chief Executive Officer or Secretary or of any 2 directors and upon 24 hours' written or oral notice specifying the date, time and place of the meeting. The notice need not describe the purpose of the special meeting. Notice of a special meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director



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entitled to the notice and filed with the minutes of the meeting.  Attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director's arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

     SECTION 7. QUORUM. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors specified in Section 2 of this Article III. If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the directors present.

     SECTION 8. ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date.

     SECTION 9. COMMITTEES. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.
Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by the greater of (i) a majority of all the directors in office when the action is taken, or (ii) the number of directors required under
Section 7 of this Article III to take action. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale of a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

     SECTION 10. PRESENCE. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

     SECTION 11. COMPENSATION. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

     SECTION 12. NOMINATIONS OF BOARD MEMBERS. Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to notice in writing to the Secretary of the Corporation, which notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, any notice of nomination by



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the shareholder must be so received not later than the close of business on the
10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     A shareholder's notice of nomination shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.

     The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he would so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE IV

OFFICERS

     SECTION 1. OFFICERS. The Corporation shall have a Chairman of the Board, a Vice Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such assistant officers as the Board of Directors or the President and Chief Executive Officer designates. The same individual may simultaneously hold more than one office.

     SECTION 2. TERMS OF OFFICE. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to
Section 4 of this Article IV ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualified.

     SECTION 3. VACANCIES. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualified.

     SECTION 4. REMOVAL. Any officer may be removed by the Board of Directors at any time with or without cause.

     SECTION 5. COMPENSATION. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors.

     SECTION 6. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Board of Directors. The Chairman of the Board shall have general executive powers, and such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.



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     SECTION 7.  VICE CHAIRMAN OF THE BOARD.  The Vice Chairman of the Board,
if one is elected, shall have all the powers of, and perform all the duties incumbent upon, the Chairman of the Board during his absence or disability and shall have such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 8. PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President and Chief Executive Officer is the chief executive officer of the Corporation and is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors. The President and Chief Executive Officer shall preside at all meetings of the shareholders. The President and Chief Executive Officer, or proxies appointed by the President and Chief Executive Officer, may vote shares of other corporations owned by the Corporation. The President and Chief Executive Officer has authority to execute, with the Secretary, powers of attorney appointing other corporations, partnerships or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation, and these Bylaws. The President and Chief Executive Officer has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 9. VICE PRESIDENTS. The Vice Presidents in the order designated by the Board of Directors shall have all the powers of, and perform all the duties incumbent upon, the President and Chief Executive Officer during his absence or disability and shall have such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 10. SECRETARY. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, and (d) authenticating the records of the Corporation. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 11. TREASURER. The Treasurer is responsible for (a) keeping correct and complete books of account which show accurately at all times the financial condition of the Corporation, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Corporation, and (c) depositing all funds of the Corporation with such depositories as the Board of Directors shall designate. The Treasurer shall furnish at meetings of the Board of Directors, or when otherwise requested, a statement of the financial condition of the Corporation. The Treasurer has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 12. ASSISTANT OFFICERS. The Board of Directors or the President and Chief Executive Officer may from time to time designate and elect assistant officers who shall have such powers and duties as the officers whom they are elected to assist specify and delegate to them, and such other powers and duties as the Board of Directors or the President and Chief Executive Officer may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attesting the execution of all documents by the Corporation.



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ARTICLE V

MISCELLANEOUS

     SECTION 1. RECORDS. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of Directors and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records at its principal office: (a) the Articles of Incorporation then currently in effect, (b) the Bylaws then currently in effect, (c) all resolutions adopted by the Board of Directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding,
(d) minutes of all shareholders' meetings, and records of all actions taken by shareholders without a meeting, for the past three years, (e) all written communications to shareholders generally during the past three years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent annual report filed with the Indiana Secretary of State.

     SECTION 2. EXECUTION OF CONTRACTS AND OTHER DOCUMENTS. Unless otherwise authorized or directed by the Board of Directors, all written contracts and other documents entered into by the Corporation shall be executed on behalf of the Corporation by the President and Chief Executive Officer or a Vice President, and, if required, attested by the Secretary or an Assistant Secretary.

     SECTION 3. ACCOUNTING YEAR. The accounting year of the Corporation begins on June 1 of each year and ends on the May 31 immediately following.

     SECTION 4.  CORPORATE SEAL.  The Corporation has no seal.

     SECTION 5. REDEMPTION OF CONTROL SHARES. The Corporation is hereby authorized to redeem "control shares" acquired in a "control share acquisition" to the extent and under the circumstances provided in IC 23-1-42-10, pursuant to such procedures as may be adopted by the Board of Directors with respect thereto.

ARTICLE VI

AMENDMENT

     These Bylaws may be amended or repealed only by the Board of Directors. The affirmative vote of a majority of all the directors is necessary to amend or repeal these Bylaws.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

     SECTION 1. GENERAL. The Corporation shall indemnify every person (and his heirs and legal representatives) who is or was a director, officer, or employee of the Corporation, or of any other corporation



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which he has served as such at the request of the Corporation and of which the
Corporation directly or indirectly is or was a shareholder or creditor, in accordance with the Articles of Incorporation.

     SECTION 2. ADVANCE OF EXPENSES. The Corporation may advance expenses incurred with respect to any claim, action, suit, or other proceeding of the character described in Section 1 of this Article VII prior to final disposition upon receiving an undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that the recipient is entitled to indemnification under this Article VII.

     SECTION 3. INSURANCE. The Board of Directors may authorize procurement of insurance policies at the expense of the Corporation to insure any individual who is or was an officer, director or employee of the Corporation against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, or employee, whether or not the Corporation would have power to indemnify the individual against the same liability under Section 1 of this Article VII.

     SECTION 4. RIGHTS NOT EXCLUSIVE. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any person (or the heirs or legal representatives of such person) referred to in Section 1 of this Article may otherwise be entitled by contract or as a matter of law, and shall be available whether or not the claim asserted against such person is based on matters which antedate the adoption of this Article.


                                            /s/ DPH
                                            -------------------------------
                                            Secretary's Initials

                                            December 13, 1997
                                            -------------------------------
                                            Date